Calculation of Filing Fee Tables
S-8
RHYTHM PHARMACEUTICALS, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations	Other	25,000,000	$ 1.00	$ 25,000,000.00	0.0001381	$ 3,452.50
Total Offering Amounts:						$ 25,000,000.00		$ 3,452.50
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,452.50
Offering Note
[1]	The deferred compensation obligations being registered are general unsecured obligations of Rhythm Pharmaceuticals, Inc. to pay deferred compensation in accordance with the terms of the Rhythm Pharmaceuticals, Inc. Deferred Compensation Plan (Employees) (the "Deferred Compensation Plan"). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Deferred Compensation Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based upon an estimate of the amount of compensation participants may defer under the Deferred Compensation Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A